As Filed with the Securities and Exchange Commission on December 7, 2004

Registration No.      -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GRAMERCY CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland

(State or Other Jurisdiction of Incorporation or Organization)

(I.R.S. Employer Identification No.)

420 Lexington Avenue, New York, New York 10170

(Address of Principal Executive Offices)

Equity Incentive Plan

(Full Title of the Plan)

Marc Holliday

Gramercy Capital Corp.

420 Lexington Avenue

New York, New York 10170

(Name and Address of Agent For Service)

(212) 297-1000

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Robert E. King, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

(212) 878-8000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	2,000,000(2)	$18.61(3)	$37,220,000	$4715.77(3)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Represents a portion of the 6,250,000 shares of Common Stock issuable under the Equity Incentive Plan.
(3)	Computed in accordance with Rule 457(h) under the Securities Act by averaging the high and low sale prices of Gramercy Capital Corp.’s Common Stock as reported by the NYSE on December 2, 2004.

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “SEC”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement.  This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register offers of Common Stock of Gramercy Capital Corp. pursuant to the Gramercy Capital Corp. Equity Incentive Plan (the “Plan”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934 are incorporated by reference:

(a)                                  The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act on July 28, 2004.

(b)                                 The Company’s Current Reports on Form 8-K, filed on September 1, 2004 and as amended by an Amended Current Report on Form 8-K/A on November 10, 2004 and November 12, 2004, and the Company’s Current Reports on Form 8-K filed on October 19, 2004, November 8, 2004 and November 19, 2004.

(c)                                  The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on July 21, 2004.

(d)                                 Quarterly Report filed on Form 10-Q with the Securities and Exchange Commission on September 10, 2004 with respect to the quarter ended June 30, 2004.

(e)                                Quarterly Report filed on Form 10-Q with the Securities and Exchange Commission on November 9, 2004 with respect to the quarter ended September 30, 2004.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of the Company’s Common Stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Our charter contains a provision that, to the maximum extent permitted under the Maryland General Corporation Law, requires us to indemnify our directors and officers and pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or officer is made a party to the proceeding by reason of his or her service in that capacity.  These rights are contract rights fully enforceable by each beneficiary of those rights and are in addition to, and not exclusive of, any other right to indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following is a list of exhibits to this registration statement:

Number	Description

4.1	Company’s Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-11 (Registration No. 333-114673)).

4.2	Company’s Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-11 (Registration Statement No. 333-114673)).

4.3	Gramercy Capital Corp. Equity Incentive Plan incorporated by reference to Exhibit 10.6 of the Company’s Registration Statement on Form S-11 (Registration Statement No. 333-114673)).

5.1*	Opinion of Clifford Chance US LLP as to the legality of the securities being registered.

23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Marks Paneth & Shron LLP

24.1*	Power of Attorney (included on the signature page)

* Filed herewith.

Item 9.    Undertakings.

A.            The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on this 6th day of December, 2004.

GRAMERCY CAPITAL CORP.

By:	/s/ Marc Holliday
Name:	Marc Holliday
Title:	President and Chief Executive Officer

By:	/s/ Robert R. Foley
Name:	Robert R. Foley
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Marc Holliday and Robert R. Foley and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 6th day of December, 2004.

Name	Title

/s/ Stephen L. Green	Chairman of the Board of Directors
Stephen L. Green

/s/ Marc Holliday	President, Chief Executive Officer and Director
Marc Holliday

/s/ Robert R. Foley	Chief Financial Officer
Robert R. Foley

/s/ Hugh Hall	Chief Operating Officer and Director
Hugh Hall

/s/ Allan J. Baum	Director
Allan J. Baum

/s/ Jeffrey E. Kelter	Director
Jeffrey E. Kelter

/s/ Paul J. Konigsberg	Director
Paul J. Konigsberg

/s/ Charles S. Laven	Director
Charles S. Laven

EXHIBIT INDEX

Number	Description

4.1	Company’s Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-11 (Registration No. 333-114673)).

4.2	Company’s Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-11 (Registration Statement No. 333-114673)).

4.3	Gramercy Capital Corp. Equity Incentive Plan incorporated by reference to Exhibit 10.6 of the Company’s Registration Statement on Form S-11 (Registration Statement No. 333-114673)).

5.1*	Opinion of Clifford Chance US LLP as to the legality of the securities being registered.

23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Marks Paneth & Shron LLP

24.1*	Power of Attorney (included on the signature page)

* Filed herewith.